Exhibit 99.1
News Release
Oil States Closes The MAC Acquisition
HOUSTON, Dec 30, 2010 (GlobeNewswire via COMTEX) —
Oil States International, Inc. (NYSE:OIS) is pleased to announce that the acquisition of The MAC Services Group Limited (MSL) was successfully completed today with the final implementation of the scheme of arrangement with MSL shareholders. Implementation followed the approval by MSL shareholders at the scheme meeting held on December 13, 2010 and by the Supreme Court of New South Wales on December 15, 2010. All MSL shares were transferred to a wholly owned subsidiary of Oil States.
Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services, as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.
The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058
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SOURCE: Oil States International, Inc.
CONTACT: Oil States International, Inc.
Bradley J. Dodson, Senior Vice President,
Chief Financial Officer and Treasurer
713-652-0582